Exhibit 10.44

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE (hereinafter “Agreement”) is made and entered into as of the 16th day of September, 2004, by and among Shurgard Storage Centers, Inc., a Washington corporation (“Shurgard”); Gerald A. Schwalbach (“Schwalbach”), as trustee of the Revocable Trust of Gerald A. Schwalbach dated December 23, 1998 (the “Schwalbach Trust”); Patrick L. Stotesbery (“Stotesbery”), as trustee of the Revocable Trust of Patrick L. Stotesbery dated January 27, 1999 (the “Stotesbery Trust” and, together with the Schwalbach Trust, the “Trusts”); NBS Associates Limited Partnership (“NBS”) and NDLC Limited Partnership (“NDLC”). Shurgard, the Trusts, NBS and NDLC shall collectively be referred to herein as the “Parties.” The Trusts, NBS and NDLC shall collectively be referred to herein as the “Sellers” and individually as a “Seller.”

RECITALS

A. The Parties, along with others, entered into an Amended and Restated Agreement and Plan of Merger, dated as of June 30,2003 (hereinafter, the “Merger Agreement”).

B. In conjunction with the Merger Agreement, the Parties entered into a registration rights agreement, dated as of June 30, 2003 (hereinafter the “Registration Rights Agreement”).

C. The Sellers have asserted that Shurgard breached certain agreements, covenants, representations and warranties in the Merger Agreement and certain agreements and covenants in the Registration Rights Agreement and made certain misstatements and omissions in connection with the issuance of Shurgard Common Stock.

D. Shurgard has asserted that the Sellers have breached certain representations and warranties in the Merger Agreement relating to the condition of the roofs at certain of the facilities acquired by Shurgard pursuant to the Merger Agreement.

E. The Parties desire to resolve the alleged breaches pursuant to this Agreement.

F. The Parties deem settlement of these claims to be in their best interests. The Parties desire to avoid the expense, inconvenience and distraction of litigation and have entered into this Agreement for such purposes.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties mutually agree as follows:

1. Distribution of Additional Shares of Shurgard Common Stock. Within five business days following the execution of this Agreement, Shurgard shall deliver to each of the Sellers one or more certificates representing, in the aggregate, 50,000 shares of Shurgard Common Stock (“Additional Shares”). Such Additional Shares shall be issued to the Sellers pro rata based on the number of shares of Shurgard Common Stock issued to the Sellers in the

Merger at the Effective Time. Each of the Sellers (i) acknowledges that the Additional Shares have not be been registered under the Federal and State securities laws in reliance upon exemptions from registration thereunder; and (ii) makes the representations and warranties set forth in Section 4.5 of the Merger Agreement with respect to the Additional Shares, with the exception that Stotesbery is now a resident of the State of California.

2. Registration Statement. The Parties hereby agree that, except as otherwise set forth in this Section 2, the Registration Rights Agreement is hereby terminated in its entirety, together with the rights and obligations of the parties thereunder. Without limiting the generality of the foregoing, (a) Shurgard is relieved of its obligations under Sections 1.2(a) and 1.2(c) of the Registration Rights Agreement to use its best efforts to keep the Registration Statement (as defined in the Registration Rights Agreement) effective through the end of the Effectiveness Period (as defined in the Registration Rights Agreement); (b) the Sellers are relieved of their obligations under Section 1.2(b) to notify Shurgard of their intent to sell shares of Shurgard common stock and (c) Shurgard’s right to prohibit or suspend offers or sales of shares of Shurgard common stock owned by the Sellers is terminated. Notwithstanding the foregoing, Sections 1.5, Sections 3.1 through 3.8 and Section 3.10 shall survive and not be terminated and the rights and obligations of the parties thereunder shall continue following execution of this Agreement.

3. No Admission of Liability. The Parties acknowledge this Agreement is the result of good faith negotiations and compromises. Nothing in this Agreement is intended to or shall constitute an admission of liability by any Party to another, and all such liability is expressly denied.

4. Release by Shurgard. Shurgard, on behalf of itself and its Affiliates, does hereby absolutely and unconditionally release and forever discharge each Seller and their respective Affiliates, predecessors, successors and assigns, and their respective past and present officers, partners, trustees, employees, agents and representatives, or their respective marital communities, of and from any and all claims, causes of action, damages, costs, losses and expenses of any kind, nature or description, whether arising at law or in equity, including claims under federal or state securities laws, or other federal or state statutes, or common law or otherwise, whether contingent or fixed, known or unknown, suspected or unsuspected, liquidated or unliquidated, whether based in contract, tort or other theory of recovery and whether for compensation, court costs, attorney’s fees or punitive damages, which Shurgard or its Affiliates or any of them has had, now has, or claims to have, now or in the future, against the Sellers, their respective Affiliates or any of them relating to, arising or resulting from, or in connection with the Merger Agreement, the Registration Rights Agreement, any schedule or exhibit thereto, any other documents executed in connection therewith and/or any transaction contemplated thereby, other than (i) any claims relating to a breach of Section 1.5 of the Registration Rights Agreement with respect to which this release does not apply and (ii) any claims relating to a breach of Sections 6.15 and Article IX as it applies to Sections 3.1, 3.2, 3.3, 3.4, 4.1, 4.3, 4.4, 4.5, Section 3.12 and Sections 9.2(a)(iii), (iv), (v), (vi) and (vii), which shall continue to be effective in accordance with Article IX (including, specifically, the deductible, the limitations on amount and the claims procedures set forth in Sections 9.4 and 9.5, respectively) and with respect to which this release does not apply.

5. Release by Sellers. Each Seller, on behalf of itself and its Affiliates, does hereby absolutely and unconditionally release and forever discharge Shurgard and its Affiliates, predecessors, successors and assigns, and its past and present officers, directors, shareholders, employees, agents and representatives, or their respective marital communities, of and from any and all claims, causes of action, damages, costs, losses and expenses of any kind, nature or description, whether arising at law or in equity, including claims under federal or state securities laws, or other federal or state statutes, or common law or otherwise, whether contingent or fixed, known or unknown, suspected or unsuspected, liquidated or unliquidated, whether based in contract, tort or other theory of recovery and whether for compensation, court costs, attorney’s fees or punitive damages, which the Sellers, their respective Affiliates or any of them has had, now has, or claims to have, now or in the future, against Shurgard or its Affiliates relating to, arising or resulting from, or in connection with the Merger Agreement, the Registration Rights Agreement, any schedule or exhibit thereto, any other documents executed in connection therewith and/or any transaction contemplated thereby, other than (i) any claims relating to a breach of Section 1.5 of the Registration Rights Agreement with respect to which this release does not apply, and (ii) any claims relating to a breach of Article IX as it applies to Sections 5.1, 5.2, 5.3 and 5.4, which shall continue to be effective in accordance with Article IX (including, specifically, the deductible, the limitations on amount and the claims procedures set forth in Sections 9.4 and 9.5, respectively) and with respect to which this release does not apply. In connection with this release, Shurgard shall not have any liability to the Sellers if, after the date of this Agreement, Rule 144 is unavailable for the Sellers because of Shurgard’s failure to satisfy Rule 144(c). In addition, Shurgard’s obligation to issue 50,000 shares of Shurgard Common Stock under Section 2.12 of the Merger Agreement is hereby terminated in its entirety.

6. Confidentiality. The Parties agree that the terms of this Agreement are not to be, and will not be, disseminated or otherwise published in any manner to any third party. Notwithstanding the foregoing, disclosure to a third party may occur, to the minimum extent necessary, under any one or more of the following circumstances:

(a)	Insofar as disclosure is necessary to carry out and effectuate the terms of this Agreement; or

(b)	Insofar as disclosure is necessary to a Party’s independent accountants for tax or audit purposes; or

(c)	Insofar as disclosure is required by court order or subpoena or requested by any governmental agency in the course of any formal or informal investigation;

(d)	Insofar as disclosure is required by Law or the rules of the New York Stock Exchange; or

(e)	Insofar as disclosure is made to a person’s spouse or legal advisors.

7. Representations. The Parties represent and warrant that, in entering into this Agreement, no statements, representations, duress, coercion, promises or warranties were made by the Parties or their representatives to influence, induce or cause the other to enter into this Agreement, other than such statements and representations specifically recited in this

Agreement. The Parties represent and warrant that they have relied on their own judgment, and have had the opportunity to seek advice of counsel, regarding the terms of this Agreement. The Parties acknowledge that they enter into this Agreement freely and voluntarily upon their own information and investigation.

8. Waiver. Any failure by any Party to comply with any of the obligations, agreements or covenants contained in this Agreement may be waived only in writing, but not in any other manner, by the Party or Parties against whom or with respect to which enforcement of the waiver is sought.

9. Governing Law. This Agreement shall be governed by the internal laws of the State of Washington, without regard to the conflicts of laws provisions of such state.

10. Headings. The headings and captions used in this Agreement are for convenience only and shall not constitute a part of this Agreement.

11. Amendment. The Parties hereto may amend, modify or supplement this Agreement only by a written instrument signed by all of the Parties.

12. Counterparts. This Agreement maybe executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute but one and the same document.

13. Further Assurances. The Parties agree to execute any other documents and take any other actions as may be reasonably necessary to further the purposes of, or to carry out the intent of, this Agreement.

14. Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, each of the Parties hereto.

15. Definitions. Any term not defined in this Agreement shall have the definition ascribed to it in the Merger Agreement.

16. Entire Agreement. This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof.

17. Attorney’s Fees. If there is a breach of this Agreement, the breaching Party shall be responsible for all costs and expenses, including reasonable attorney’s fees and costs, associated with the enforcement of any provision of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, we have set our hands intending to be legally bound hereby.

SHURGARD STORAGE CENTERS, INC.

By:	/s/ Charles K. Barbo
Name:	Charles K. Barbo
Title:	Chairman/CEO

Revocable Trust of Patrick L. Stotesbery Created under Agreement dated January 27, 1999

By:	/s/ Patrick L. Stotesbery
Patrick L. Stotesbery, Trustee

Revocable Trust of Gerald A. Schwalbach Created under Agreement dated December 23, 1998

By:	/s/ Gerald A. Schwalbach
Gerald A. Schwalbach, Trustee

NDLC LIMITED PARTNERSHIP

By:	/s/ Patrick L. Stotesbery
Name:	Patrick L. Stotesbery
Title:	Trustee of the Revocable Trust of Patrick L. Stotesbery, the general partner

NBS ASSOCIATES LIMITED PARTNERSHIP

By:	/s/ Gerald A. Schwalbach
Name:	Gerald A. Schwalbach
Title:	President of G.A.S. Eight, Inc. the general partner

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